Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACTS:	Watson Pharmaceuticals, Inc.
Patty Eisenhaur
(951) 493-5611
WATSON PHARMACEUTICALS REPORTS
FIRST QUARTER 2008 RESULTS
Total Net Revenue of $627 Million;
GAAP EPS $0.45; Adjusted EPS $0.55
CORONA, CA — May 1, 2008 — Watson Pharmaceuticals, Inc. (NYSE: WPI), a leading specialty pharmaceutical company, today reported financial results for its first quarter ended March 31, 2008.
First Quarter 2008 Results
     Net revenue for the first quarter 2008 was $626.9 million and net income was $50.6 million, or $0.45 per diluted share. Net income for the first quarter 2008 included charges related to the Company’s Global Supply Chain Initiative, a milestone payment, debt repurchase costs, and a gain on the sale of securities. Excluding special items as detailed in the reconciliation table below, adjusted net income for the first quarter was $62.1 million, or $0.55 per diluted share. Adjusted EBITDA for the first quarter 2008 was $149.3 million and cash flow from operations was $66.6 million. Cash and marketable securities were $186.7 million as of March 31, 2008.
     “As we enter the year, we are pleased to report strong financial results and tremendous progress made on our 2008 goals,” stated Paul Bisaro, Watson’s President and Chief Executive Officer. “The successful resolution of our Official Action Indicated status at our Davie, Florida manufacturing facility announced earlier this week will provide us with important new product opportunities and allow us to transfer new products to the site, as part of our ongoing Global Supply Chain Initiative.”
     “Our Brand division posted solid results and continues to move our urology pipeline products, silodosin and topical oxybutynin gel, closer to market. As the recent approval of the Trelstar® MixJectTM delivery system demonstrates, we look to offer products and services that improve the quality of patients’ lives, and meet the needs of physicians who specialize in the diagnosis, management, and treatment of urological disorders. While we continue to believe that fiscal 2008 will be a transitional year for Watson, we remain focused in our efforts to drive earnings growth and shareholder value,” concluded Mr. Bisaro.

First Quarter 2008 Business Segment Results
Generic Segment Information

	Three Months Ended
	March 31,
(Unaudited; $ in thousands)	2008	2007
Generic Segment Contribution
Product sales	$342,459	$411,475
Other revenue	24,297	13,150

Net revenue	366,756	424,625
Cost of sales	229,723	272,623

Gross profit	137,033	152,002

Gross margin	37.4%	35.8%

Research and development	22,597	26,513
Selling and marketing	14,053	14,549

Segment contribution	$100,383	$110,940

Segment margin	27.4%	26.1%
     Generic product sales for the first quarter of 2008 decreased $69.0 million to $342.5 million, primarily related to the loss of revenue from oxycodone HCl extended-release tablets following the termination of a distribution agreement. This was partially offset by the addition of new distributed products, such as alendronate sodium.
     Generic other revenue increased $11.1 million to $24.3 million, due primarily to the addition of royalties from Sandoz’s sales of metoprolol succinate extended-release tablets 50mg.
     Gross margin for the Generic segment increased from 36 percent in the first quarter 2007 to 37 percent in the first quarter 2008 due to the increase in other revenue and an improvement in product mix. Cost of sales for the first quarter includes approximately $13 million in costs related to Watson’s Global Supply Chain Initiative, which includes the planned closure of its Carmel, New York facilities.
     Watson currently has approximately 60 ANDAs on file with the FDA.

Brand Segment Information

	Three Months Ended
	March 31,
(Unaudited; $ in thousands)	2008	2007
Brand Segment Contribution
Product sales	$98,992	$90,638
Other revenue	16,299	10,902

Net revenue	115,291	101,540
Cost of sales	27,526	25,216

Gross profit	87,765	76,324

Gross margin	76.1%	75.2%

Research and development	15,418	11,295
Selling and marketing	27,995	26,411

Segment contribution	$44,352	$38,618

Segment margin	38.5%	38.0%
     Brand product sales for the first quarter of 2008 increased 9 percent or $8.4 million to $99.0 million, primarily due to higher sales of Ferrlecit® and Trelstar®, slightly offset by a decline in sales of non-promoted products. Brand other revenue increased $5.4 million to $16.3 million, due primarily to increased revenue from the Company’s licensing arrangements.
     Gross margin for the Brand segment increased from 75 percent in the first quarter 2007 to 76 percent in the first quarter 2008, due to the increase in other revenue.
     During the first quarter 2008, Watson’s New Drug Application (NDA) for silodosin, a new chemical entity under development for the treatment of the signs and symptoms of benign prostatic hyperplasia, was accepted for filing by FDA. Watson expects to have an NDA on file with FDA for its topical gel formulation of oxybutynin for overactive bladder by mid 2008. In the second half of 2008, Watson expects to submit a supplemental NDA for its six-month formulation of Trelstar®, a product for the treatment of advanced prostate cancer.

Distribution Segment Information

	Three Months Ended
	March 31,
(Unaudited; $ in thousands)	2008	2007
Distribution Segment Contribution
Net revenue	$144,902	$145,440
Cost of sales	122,853	126,882

Gross profit	22,049	18,558

Gross margin	15.2%	12.8%
Selling and marketing	14,032	14,203

Segment contribution	$8,017	$4,355

Segment margin	5.5%	3.0%
     Distribution segment net revenue for the first quarter of 2008 was $144.9 million, essentially even with $145.4 million reported in the first quarter 2007. Revenue from new products launched within the last twelve months offset price erosion and volume decreases in the base business. Distribution revenue excludes sales of Watson products.
     Gross margin for the Distribution segment increased from 13 percent in the first quarter 2007 to 15 percent in first quarter 2008. Cost of sales for the first quarter 2007 included $2.5 million in acquisition-related inventory charges.
Other Operating Expenses
     Consolidated general and administrative expenses for the first quarter of 2008 increased $2.5 million to $50.6 million.
     Amortization expense for the first quarter 2008 declined $23.8 million to $20.2 million, reflecting the full amortization of Ferrlecit® product rights as of December 31, 2007.
2008 Financial Outlook
     Watson’s estimates are based on the Company’s actual results for the first quarter 2008, and management’s current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events.
     Watson estimates total net revenue for the full year of 2008 at approximately $2.5 billion.
Net Revenue Estimates by Segment
For the Twelve Months Ending December 31, 2008

Generic Segment	$1.45-$1.55 Billion
Brand Segment	$420-$440 Million
Distribution Segment	$580-$610 Million

     Research and development investment for 2008 is expected to be approximately $160 million. Selling, general and administrative expenses for 2008 are expected to be $420 to $440 million. Amortization expense for 2008 is expected to be approximately $80 million.
     In 2008, the Company expects to incur pre-tax costs associated with the planned closure of its Carmel, NY manufacturing facilities of approximately $32 million which includes accelerated depreciation, severance, retention and other related plant closure costs. The Company also expects to incur $6 million of licensing costs. These charges, together with other items, are excluded from Watson’s 2008 adjusted earnings per diluted share forecast as detailed in Table 6 below.
     For 2008, the Company expects GAAP earnings per diluted share to be between $1.70 to $1.80 and adjusted earnings per diluted share to be between $1.90 and $2.00. Excluding special items as detailed in the EBITDA reconciliation table below, adjusted EBITDA is expected to be between $551 and $571 million.
Webcast and Conference Call Details
     Watson will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time to discuss first quarter 2008 results, the outlook for 2008 and recent corporate developments. The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573. A taped replay of the call will be available by calling (800) 642-1687 with access pass code 43235228. The replay may be accessed from international locations by dialing (706) 645-9291 and using the same pass code. This replay will remain in effect until midnight Eastern Daylight Time, May 9, 2008. To access the live webcast, go to Watson’s Investor Relations website at http://ir.watson.com.
About Watson Pharmaceuticals, Inc.
     Watson Pharmaceuticals, Inc., headquartered in Corona, California, is a leading specialty pharmaceutical company that develops, manufactures, markets, sells and distributes brand and generic pharmaceutical products. Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.
     For press release and other company information, visit Watson Pharmaceuticals’ website at http://www.watson.com.
Forward-Looking Statement
     Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release. For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives, product introductions and anticipated financial performance are forward-looking statements. It is important to note that Watson’s goals and expectations are not predictions of actual performance. Watson’s performance, at times, will differ from its goals and expectations. Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business. These factors include, among others, the inherent uncertainty associated with financial projections; the impact of competitive products and pricing; successful integration of strategic transactions; the ability to recognize the anticipated synergies and benefits of strategic transactions; variability of revenue mix between the Company’s Brand, Generic and Distribution business units; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; timely and successful consummation and implementation of strategic initiatives; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s and its third party manufacturers’ facilities, products and/or businesses; uncertainties related to the timing and outcome of litigation and other claims; changes in the laws and regulations, including Medicare and Medicaid, affecting among other things, pricing and reimbursement of pharmaceutical products; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2007. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.
     MixJectTM is a trademark of Medimop Medical Projects Ltd., a subsidiary of West Pharmaceutical Services, Inc.

The following table presents Watson’s results of operations for the three months ended March 31, 2008 and 2007:
Table 1
Watson Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2008	2007
Net revenues	$626,949	$671,605
Cost of sales (excludes amortization, presented below)	380,102	424,720

Gross profit	246,847	246,885

Operating expenses:
Research and development	38,015	37,808
Selling, general and administrative	106,633	103,218
Amortization	20,179	43,933

Total operating expenses	164,827	184,959

Operating income	82,020	61,926

Non-operating (expense) income, net:
Loss on early extinguishment of debt	(1,095)	(2,729)
Interest income	2,309	2,929
Interest expense	(6,796)	(13,876)
Other income	5,353	3,403

Total non-operating expense, net	(229)	(10,273)

Income before income taxes	81,791	51,653
Provision for income taxes	31,162	20,041

Net income	$50,629	$31,612

Diluted earnings per share	$0.45	$0.29

Diluted weighted average shares outstanding	117,380	116,612

The following table presents Watson’s Condensed Consolidated Balance Sheets as of March 31, 2008 and December 31, 2007:
Table 2
Watson Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	March 31,	December 31,
	2008	2007
Assets
Cash and cash equivalents	$173,998	$204,554
Marketable securities	12,711	11,799
Accounts receivable, net	273,305	267,117
Inventories	521,322	490,601
Other current assets	182,291	199,705
Property and equipment, net	684,507	688,185
Investments and other assets	131,285	129,920
Product rights and other intangibles, net	583,776	603,697
Goodwill	876,449	876,449

Total Assets	$3,439,644	$3,472,027

Liabilities & Stockholders’ Equity
Current liabilities	$435,721	$444,927
Long-term debt	824,473	899,408
Deferred income taxes and other liabilities	276,083	278,227
Stockholders’ equity	1,903,367	1,849,465

Total liabilities and stockholders’ equity	$3,439,644	$3,472,027

The following table presents Watson’s Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2008 and 2007:
Table 3
Watson Pharmaceuticals, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited; in thousands)

	Three Months Ended
	March 31,
	2008	2007
Cash Flows from Operating Activities:
Net income	$50,629	$31,612

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	41,984	61,962
Deferred income tax provision	6,443	250
Provision for inventory reserve	9,082	11,427
Restricted stock and stock option compensation	4,322	3,402
Other adjustments	(2,676)	(41)
Changes in assets and liabilities:
Accounts receivable, net	(6,188)	12,083
Inventories	(39,803)	9,063
Accounts payable and accrued expense	(26,151)	(83,596)
Income taxes payable	24,253	10,319
Other assets and liabilities	4,737	31,758

Total adjustments	16,003	56,627

Net cash provided by operating activities	66,632	88,239

Cash Flows from Investing Activities:
Additions to property, equipment and product rights	(18,535)	(16,897)
Additions to marketable securities and long-term investments	(1,288)	(2,243)
Proceeds from sale of marketable securities and investments	1,628	699
Other investing activities, net	—	115

Net cash used in investing activities	(18,195)	(18,326)

Cash Flows from Financing Activities:
Payments on term loan, current debt and other long-term liabilities	(88,058)	(151,661)
Proceeds from issuance of short-term debt	9,076	—
Other	(11)	1,127

Net cash used in financing activities	(78,993)	(150,534)

Net decrease in cash and cash equivalents	(30,556)	(80,621)
Cash and cash equivalents at beginning of period	204,554	154,171

Cash and cash equivalents at end of period	$173,998	$73,550

The following table presents a reconciliation of reported net income and diluted earnings per share to adjusted net income and diluted earnings per share for the three months ended March 31, 2008 and 2007:
Table 4
Watson Pharmaceuticals, Inc.
Reconciliation Table
(Unaudited; in thousands except per share amounts)

	Three Months Ended
	March 31,
	2008	2007
GAAP to adjusted net income calculation

Reported GAAP net income	$50,629	$31,612
Adjusted for:
Global supply chain initiative(1)	13,740	—
Acquisition and licensing charges	5,000	7,361
Gain on sale of assets	(1,355)	(1,789)
Loss on debt repurchases	1,095	2,729
Legal settlements	—	1,000
Income taxes	(7,041)	(3,609)

Adjusted net income	62,068	37,304
Add: Interest expense on CODES, net of tax	1,986	1,943

Adjusted net income, adjusted for interest on CODES	$64,054	$39,247

Diluted earnings per share

Diluted earnings per share — GAAP	$0.45	$0.29

Diluted earnings per share — Adjusted	$0.55	$0.34

Basic weighted average common shares outstanding	102,625	101,928
Effect of dilutive securities:
Conversion of CODES	14,357	14,357
Dilutive stock options	398	327

Diluted weighted average common shares outstanding	117,380	116,612

(1)	Includes accelerated depreciation charges of $1,757.

The following table presents a reconciliation of reported net income for the three months ended March 31, 2008 and 2007 to adjusted EBITDA:
Table 5
Watson Pharmaceuticals, Inc.
Adjusted EBITDA Reconciliation Table
(Unaudited; in millions)

	Three Months Ended
	March 31,
	2008	2007
GAAP net income	$50.6	$31.6
Plus:
Interest expense	6.8	13.9
Interest income	(2.3)	(2.9)
Provision for income taxes	31.2	20.0
Depreciation (2008 includes accelerated depreciation)	21.8	18.0
Amortization	20.2	43.9

EBITDA	128.3	124.5

Adjusted for:
Share-based compensation	4.3	3.4
Acquisition and licensing charges	5.0	7.4
Litigation charge	—	1.0
Loss on early extinguishment of debt	1.1	2.7
Global supply chain initiative	12.0	—
Gain on sale of assets	(1.4)	(1.8)

Adjusted EBITDA	$149.3	$137.2

The following table presents a reconciliation of forecasted net income for the 12 months ending December 31, 2008 to adjusted net income and adjusted earnings per diluted share:
Table 6
Watson Pharmaceuticals, Inc.
Reconciliation Table — Forecasted Adjusted Earnings per Diluted Share
(Unaudited; in millions except per share amounts)

	Forecast for Twelve Months
	Ending December 31, 2008
	Low	High
GAAP to adjusted net income calculation
GAAP net income	$191.6	$203.3
Adjusted for:
Licensing charges	6.0	6.0
Global supply chain initiative	32.0	32.0
Loss on early extinguishment of debt	1.1	1.1
Gain on sale of securities	(1.4)	(1.4)
Income taxes	(14.4)	(14.4)

Adjusted net income	214.9	226.6
Add: Interest expense on CODES, net of tax	7.8	7.8

Adjusted net income, adjusted for interest on CODES	$222.7	$234.4

Diluted earnings per share

Diluted earnings per share — GAAP	$1.70	$1.80

Diluted earnings per share — Adjusted	$1.90	$2.00

Diluted weighted average common shares outstanding	117.4	117.4

     The reconciliation table is based in part on management’s estimate of net income for the year ending December 31, 2008. Watson expects certain known GAAP charges for 2008, as presented in the schedule above. Other GAAP charges that may be excluded from adjusted net income are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges, such as potential asset impairment charges, are dependent upon future events and valuations that have not yet been performed.

     The following table presents a reconciliation of forecasted net income for the 12 months ending December 31, 2008 to adjusted EBITDA:
Table 7
Watson Pharmaceuticals, Inc.
Forecasted Adjusted EBITDA Reconciliation Table
(Unaudited; in millions)

	Forecast for Twelve
	Months Ending December 31, 2008
	Low	High
GAAP net income	$191.6	$203.3
Plus:
Interest expense	28.0	28.0
Interest income	(6.9)	(5.9)
Provision for income taxes	117.9	125.2
Depreciation (includes accelerated depreciation)	93.9	93.9
Amortization	80.7	80.7

EBITDA	505.2	525.2

Adjusted for:
Global supply chain initiative	23.1	23.1
Share-based compensation	16.7	16.7
Licensing charges	6.0	6.0
Loss on early extinguishment of debt	1.1	1.1
Gain on sale of securities	(1.4)	(1.4)

Adjusted EBITDA	$550.7	$570.7

     The reconciliation table is based in part on management’s estimate of adjusted EBITDA for the year ending December 31, 2008. Watson expects certain known GAAP charges for 2008, as presented in the schedule above. Other GAAP charges that may be excluded from estimated EBITDA are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges, such as potential asset impairment charges, are dependent upon future events and valuations that have not yet been performed.